Exhibit 99.1

For Immediate Release	Contact: Frank Paci
February 3, 2009	(919) 774-6700

THE PANTRY ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Sanford, North Carolina, February 3, 2009 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its first fiscal quarter ended December 25, 2008.

Net income for the quarter was $39.4 million, or $1.77 per share on a diluted basis, up sharply from $3.2 million, or $0.15 per share, in last year’s first quarter. EBITDA was $111.9 million, a 109% increase from $53.6 million a year ago. Net cash provided by operating activities was $89.0 million, compared with $26.4 million in last year’s first quarter.

Chairman and Chief Executive Officer Peter J. Sodini said, “These strong results primarily reflect the exceptional declines during the quarter in oil and gasoline prices, which enhanced our gasoline gross margin. We are pleased to have generated significant cash flow for the quarter, which enabled us to further strengthen our liquidity position.”

Merchandise revenues for the first quarter were down 1.3% overall and 3.0% on a comparable store basis from last year’s first quarter. The merchandise gross margin was 35.5%, compared with 37.0% a year ago. Total merchandise gross profit for the quarter was $138.7 million, down 5.2% from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter declined 5.0% overall and 7.2% on a comparable store basis. Total gasoline revenues fell 21.5%, in part reflecting a 16.8% decrease in the average retail price per gallon, to $2.43. Total gasoline gross profit for the quarter was $130.1 million, up sharply from $56.2 million a year ago with retail gross margin of 25.8 cents per gallon vs.10.6 cents per gallon last year.

Mr. Sodini commented, “The current retail environment remains very challenging and we are taking action in a variety of areas to further reduce operating expenses and to strengthen our merchandise gross margins. The declines in our comparable store merchandise sales and gas gallons this quarter were partly due to gasoline shortages early in the quarter. We believe our comparable store merchandise sales and gasoline gallons will improve somewhat as our gasoline gallon comparisons get easier over the remainder of fiscal 2009.”

The Company reduced its outstanding debt and lease financing obligations by $26.1 million during the quarter. As of December 25, 2008, cash and cash equivalents totaled $254.8 million and the Company also had $136.4 million available under its revolving credit facility.

The Company also announced the following updated guidance ranges for its expected fiscal 2009 performance (excluding potential acquisitions):

•	Merchandise revenues – $1.60 billion to $1.63 billion;
•	Retail gasoline sales – 2.0 billion to 2.05 billion gallons;
•	Merchandise gross margin – 36.0% to 36.3%;
•	Retail gasoline gross margin – 14 cents to 16 cents per gallon;
•	Store operating and general and administrative expenses – $615 million to $625 million;
•	Depreciation & amortization - $105 million to $108 million;
•	Interest expense – $85 million to $88 million.

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Tuesday, February 3, 2009 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until February 10, 2009.

Use of Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income before interest expense, net, loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2008 of approximately $9.0 billion. As of February 3, 2009, the Company operated 1,648 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Company’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the current global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of February 3, 2009. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	December 25,	December 27,
	2008	2007
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$390,116	$395,380
Gasoline	1,242,365	1,582,921
Total revenues	1,632,481	1,978,301

Costs and operating expenses:
Merchandise cost of goods sold	251,435	249,017
Gasoline cost of goods sold	1,112,224	1,526,764
Store operating	130,607	126,138
General and administrative	26,485	22,974
Depreciation and amortization	26,882	26,642
Total costs and operating expenses	1,547,633	1,951,535

Income from operations	84,848	26,766

Other income (expense):
Interest expense, net	(21,042)	(21,607)
Miscellaneous	161	190
Total other expense	(20,881)	(21,417)

Income before income taxes	63,967	5,349

Income tax expense	(24,529)	(2,100)

Net income	$39,438	$3,249

Earnings per share:
Net income per diluted share	$1.77	$0.15
Diluted shares outstanding	22,238	22,239

Selected financial data:
EBITDA	$111,891	$53,598
Adjusted EBITDA	$100,180	$42,326
Merchandise gross profit	$138,681	$146,363
Merchandise margin	35.5%	37.0%
Retail gasoline data:
Gallons	499,673	526,183
Margin per gallon (1)	$0.2582	$0.1056
Retail price per gallon	$2.43	$2.92
Wholesale gasoline data:
Gallons	13,451	18,095
Margin per gallon (1)	$0.0818	$0.0337
Total gasoline gross profit	$130,141	$56,157

Comparable store data:
Merchandise sales %	-3.0%	0.8%
Gasoline gallons %	-7.2%	-2.8%

Number of stores:
End of period	1,648	1,644
Weighted-average store count	1,652	1,643

Notes:
(1)

Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 25, 2008	September 25, 2008

Assets
Cash and cash equivalents	$254,778	$217,188
Receivables, net	84,357	109,050
Inventories	111,552	132,248
Other current assets	25,771	27,551
Total current assets	476,458	486,037

Property and equipment, net	986,500	990,916
Goodwill, net	627,654	627,653
Other	61,735	64,124

Total assets	$2,152,347	$2,168,730

Liabilities and shareholders' equity
Current maturities of long-term debt	$4,314	$27,385
Current maturities of lease finance obligations	5,453	5,322
Accounts payable	134,962	171,216
Other accrued liabilities	124,868	121,154
Total current liabilities	269,597	325,077

Long-term debt	817,156	819,115
Lease finance obligations	458,492	459,711
Deferred income taxes	89,947	90,708
Deferred vendor rebates	21,288	20,875
Other	68,347	63,385
Total shareholders' equity	427,520	389,859

Total liabilities and shareholders' equity	$2,152,347	$2,168,730

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended
	December 25, 2008	December 27, 2007

Adjusted EBITDA	$100,180	$42,326
Payments made for lease finance obligations	11,711	11,272
EBITDA	111,891	53,598
Interest expense, net	(21,042)	(21,607)
Depreciation and amortization	(26,882)	(26,642)
Income tax expense	(24,529)	(2,100)
Net income	$39,438	$3,249

Adjusted EBITDA	$100,180	$42,326
Payments made for lease finance obligations	11,711	11,272
EBITDA	111,891	53,598
Interest expense, net	(21,042)	(21,607)
Income tax expense	(24,529)	(2,100)
Non-cash stock based compensation	2,771	877
Changes in operating assets and liabilities	17,162	(6,085)
Other	2,700	1,687
Net cash provided by operating activities	$88,953	$26,370

Net cash used in investing activities	$(25,391)	$(38,802)

Net cash used in financing activities	$(25,972)	$(1,541)